U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

 [ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   MILLER,               ROBERT                    A.
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   (Last)               (First)                 (Middle)

   250 PARK AVENUE, SOUTH       SUITE 200
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                                    (Street)

  WINTER PARK           FLORIDA                 32789
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   INTERNATIONAL ASSETS HOLDING CORPORATION/IAAC
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   JANUARY, 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]  Director                             [ ]  10% Owner
   [ ]  Officer (give title below)           [ ]  Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More Than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
INTERNATIONAL ASSETS
HOLDING CORPORATION                   01/25/01        A              1250        A      $3.00    11,334         D
COMMON
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                 9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-  11.
                    sion                       Number of                       Title and Amount            Secur-    ative   Nature
                    of                         Derivative    6.                of Underlying     8.        ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price     Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of        ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-    Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative     at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-    of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity       Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.   (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)        4)        4)      4)
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
STOCK OPTION       2.398                                      07/20/99 07/20/08 COMMON   11,990            11,990    D
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STOCK OPTION       1.251                                      01/06/00 01/06/09 COMMOM   11,990            23,980    D
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 EXPLANATION OF RESPONSE:  Stock received pursuant to compensation plan.


/S/   ROBERT A. MILLER                                          02/07/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.